Exhibit 10.7

The taking of the original of this document or any certified copy thereof, including written confirmations or references thereto, into the Republic of Austria may cause Austrian stamp duty to be assessed by the Austrian tax authorities. Keep the original document, as well as all certified copies thereof, including written confirmations or references thereto, outside of the Republic of Austria.

GUARANTEE AGREEMENT

entered into by and between

UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406, USA, fax number 001-610-992-3258 (“UGI”), as guarantor

and

Raiffeisen Zentralbank Österreich Aktiengesellschaft, Am Stadtpark 9, 1030 Vienna, Austria, fax number +43-1-71707-1086 (“RZB”), as beneficiary.

WHEREAS:

(A)	Flaga GmbH, an Austrian company registered under FN 185471 b in the companies book (Firmenbuch) of the Landesgericht Korneuburg with its seat at Leobendorf and its business address at Flaga Straße 1, 2100 Leobendorf (the “Borrower”) intends to extend to RZB a written offer (the “Offer”) to enter into a term loan agreement in the amount of EURO 48,000,000 (the “Loan Agreement”) as attached to this Guarantee Agreement as Annex I.

(B)	The Offer has not been extended, and the Loan Agreement has not been concluded to date.

(C)	The Offer provides that UGI guarantees the payment of all amounts payable by the Borrower under or in connection with the Loan Agreement when due.

(D)	UGI is willing to issue, and RZB is willing to accept such guarantee subject to the terms of this Guarantee Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.	UGI hereby confirms that it has taken notice of all terms of the Offer.

2.	UGI hereby irrevocably agrees that the Loan Agreement be entered into in accordance with the terms of the Offer.

3.	As a guarantor according to Section 1357 of the Austrian Civil Code (“Bürge und Zahler” gemäß § 1357 ABGB), UGI hereby irrevocably guarantees in favor of RZB that the Borrower will duly fulfill all its present and future obligations under or in connection with the Loan Agreement (hereinafter collectively referred to as the “Secured Obligations”) including, without limitation, all obligations to repay principal, to pay interest and fees and, further, all payment obligations to RZB in the event that the Loan Agreement or any part thereof is or becomes invalid for any reason whatsoever. Whenever RZB does not receive full payment in respect of any of the Secured Obligations when due, UGI shall make such payment(s) under this Guarantee Agreement within 15 (fifteen) calendar days from receipt of a respective payment request by RZB. Such payment request shall be in writing and shall be delivered by registered mail, by express mail service or by personal delivery to the address of UGI (to the attention of the Corporate Secretary) given in this Guarantee Agreement or at such other address UGI may have notified to RZB in writing after the signing of this Guarantee Agreement. Each payment request sent by registered mail or by express mail service shall be deemed duly received by UGI on the fifth calendar day after the date of its dispatch by RZB, provided that RZB has, on the day of such dispatch, either dispatched by registered mail or by express mail service, or delivered by personal delivery, a copy of the same payment request to the process agent mentioned in Clause 13.

4.	In addition, UGI hereby irrevocably covenants, undertakes and, further, guarantees in favor of RZB according to Section 880a second case of the Austrian Civil Code (“Erfolgsgarantie” gemäß § 880a zweiter Fall ABGB) that, from the signing of this Guarantee Agreement until the date on which the Loan Agreement will be terminated and RZB will have duly received payment in respect of all Secured Obligations:

(a)	UGI is a corporation duly organized and validly existing under the laws of any State of the USA; and

(b)	UGI has corporate power to enter into this Guarantee Agreement and to perform its obligations hereunder, and all necessary actions required to authorize its execution of this Guarantee Agreement and its performance of its obligations hereunder have been duly taken; and

(c)	no government or other consents or exemptions are required to be obtained by UGI with respect to this Guarantee Agreement in order to give it validity, priority or make it enforceable or, if any such consents or exemptions are required to be obtained in order to give it validity, priority or make it enforceable, they have been or will be obtained in a timely manner, and such consents or exemptions are or will be in full force and effect, and all terms and conditions of any such consents or exemptions are and will be fully complied with in order to give it validity, priority or make it enforceable; and

(d)	in order to give it validity, priority or make it enforceable, (i) this Guarantee Agreement is not required to be registered by, or sent to, any court or other authority,

and (ii) no registration dues, taxes or similar charges are required to be paid in relation to this Guarantee Agreement; and

(e)	UGl’s obligations under this Guarantee Agreement are legal, valid and binding and enforceable in accordance with their terms, and such obligations will rank at least pari passu with all its other obligations, except obligations to creditors having preference as a matter of mandatory law; and

(f)	UGI’s execution and delivery of this Guarantee Agreement and the exercise of its rights and performance of its obligations hereunder do not:

(i)	conflict with any agreement or obligation to which UGI is a party or which is binding upon it or any of its assets; or

(ii)	conflict with UGI’s constitutive documents and internal rules and regulations; or

(iii)	conflict with any law, regulation, judicial order or the like;

to an extent or in a manner having a material adverse effect on UGI; and

(g)	UGI is not in breach or in default under any agreement to which it is a party or which is binding on it (or any of its assets) to an extent or in a manner which might have a material adverse effect on it; and

(h)	to the best of UGI’s knowledge, all information supplied by UGI to RZB in connection with this Guarantee Agreement and the Loan Agreement is true, complete and accurate in all material respects; and

(i)	UGI shall provide RZB with copies of its quarterly unaudited consolidated financial statements for each calendar quarter within forty-five (45) days after the end of the calendar quarter for which they have to be prepared, and with copies of its audited consolidated financial statements within ninety (90) days after the end of the financial period for which they have been or have to be prepared; and

(j)	the Borrower is a company fully owned and controlled, either directly or indirectly, by UGI; and

(k)	the Borrower is not insolvent in terms of the Austrian Insolvency Codes (Ausgleichs-und Konkursordnung).

4.	All payments made or to be made by UGI under this Guarantee Agreement shall be effected in the same currency, in which the respective Secured Obligations are denominated, by transfer to any account indicated in the respective payment request of RZB free from and clear of, and without any deduction for or on account of any present or future taxes, imposts, levies, duties, charges, fees, withholdings or other deductions of any kind or nature whatsoever. Should any payments by UGI under this Guarantee Agreement be subject to any deductions whatsoever, UGI shall pay additional amounts equal to all amounts deducted with the effect that RZB receives and retains all amounts it would have received and retained if no deductions were made.

5.	If, as a result of a payment made by UGI under Clause 4, RZB will receive or be granted a credit against or remission for or deduction or relief from or in respect of any tax payable by it, which is both identifiable and quantifiable by RZB without requiring it to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a “Saving”), RZB shall, to the extent it can do so without prejudice to the retention of the relevant Saving and subject to UGl’s obligation to repay promptly on demand by RZB the amount to RZB if the relevant Saving is subsequently disallowed or cancelled, reimburse UGI promptly after receipt of such Saving by RZB with such amount.

6.	Any costs and expenses, taxes and duties arising in connection with this Guarantee Agreement - including, without limitation, any duties under the Austrian Duties Act (öGebG) - shall in any event be borne and paid by UGI.

7.	This Guarantee Agreement shall immediately enter into full force and effect. It shall expire when the Loan Agreement is terminated and all Secured Obligations are duly fulfilled.

8.	UGI shall not acquire any rights or claims in connection with the Loan Agreement, nor shall UGI claim or accept payment or security in respect of its obligations arising from, or any payment(s) made under this Guarantee Agreement, until the Loan Agreement is terminated and RZB has duly received payment in respect of all Secured Obligations.

9.	As regards the rights of RZB as set forth in clause 12.1 of the Loan Agreement (collectively the “Rights”), the following shall apply: RZB shall not exercise the Rights, provided that and as long as UGI duly complies with the provisions of this Guarantee Agreement. Under the terms of this Guarantee Agreement, UGI is deemed to duly comply with the provisions of this Guarantee Agreement, provided that UGI duly fulfills all present and future payment or other obligations under this Guarantee Agreement, and provided further that everything guaranteed by UGI pursuant to Clause 4 above is and remains true and correct.

10.	Upon request of UGI, the parties hereto shall enter into negotiations for a reduction of the amounts secured under this Guarantee Agreement, subject to the amounts outstanding under the Loan Agreement, the overall credit standing of the Borrower and the equity ratio of the Borrower.

11.	This Guarantee Agreement is governed by and construed in accordance with Austrian law.

12.	Any disputes arising in connection with this Guarantee Agreement (hereinafter referred to as the “Disputes”) - including, without limitation, Disputes regarding the existence or validity of this Guarantee Agreement or any part hereof, and Disputes arising in the event that this Guarantee Agreement or any part hereof is or becomes inexistent or invalid - the following shall apply:

(a)	All Disputes shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber (Vienna Rules) by one or more arbitrators appointed in accordance with such Rules. The arbitral proceeding shall take place, and the arbitral award shall be rendered in Vienna, Austria. The language of arbitration shall be English.

(b)	Notwithstanding the provision in Clause 12(a), RZB shall have the exclusive right to instigate any legal proceedings regarding Disputes in the Commercial Court of Vienna, Austria (Handelsgericht Wien), or in any other court - in Austria, in the United States of America or in any third country - that has or may have or accepts jurisdiction (either by virtue of any law or legal regulation, or by virtue of any agreement, or on any other grounds).

(c)	In any arbitral or court proceeding, the substantive law of Austria shall be applicable.

13.	The Pledgor hereby appoints Wilhelm Schneider, a notary whose principal address is Alser Strasse 23/16, 1080 Vienna, Austria, and his associate Markus Benn Ibler, or such other person the Pledgor may notify to the Pledgee after the entry into this Guarantee Agreement, as its agent for service of process in Austria, and service upon the Pledgor shall be deemed completed upon service to such agent for service of process, whether or not forwarded to or received by the Pledgor.

Bratislava, July 26, 2006

UGI Corporation	Raiffeisen Zentralbank Österreich Aktiengesellschaft

Assistant Secretary	AVP AVP

Annex I

Term Loan Offer

Flaga GmbH

Flaga Straße 1

2100 Leobendorf

Austria

Raiffeisen Zentralbank Österreich

Aktiengesellschaft

Am Stadtpark 9

1030 Vienna

Austria	Bratislava, 26 July 2006

Re:	Term Loan Offer

Dear Sirs,

We, Flaga GmbH, an Austrian company registered under FN 185471 b in the companies book (Firmenbuch) of the Landesgericht Korneuburg, with its seat at Leobendorf and its business address at Flaga Straße 1, 2100 Leobendorf, herewith offer Raiffeisen Zentralbank Österreich Aktiengesellschaft to enter with us into the following term loan agreement (for the sake of clarification it is hereby stated that up to now such term loan agreement has not been entered into in whatever form):

Quote

Term Loan Agreement

entered into by and between

Flaga GmbH, Flaga Straße 1, 2100 Leobendorf, Austria (attention: Managing Director (Josef F. Weinzierl); email: weinzierl@flaga.at) (the “Borrower”),

and

Raiffeisen Zentralbank Österreich Aktiengesellschaft, Am Stadtpark 9, 1030 Vienna, Austria (attention: Brigitte Schuster; email: brigitte.schuster@rzb.at) (the “Lender”).

Loan Offer	page 1

1.	LOAN

1.1	Subject to the terms of this term loan agreement (“this Agreement”), the Lender makes available to the Borrower a non-revolving term loan (the “Loan”) in the aggregate amount of EURO 48,000,000.00 (forty-eight million) consisting of:

(i)	Facility A (“Facility A”), which is a loan in the amount of EUR 38,895,000 (“Facility A Loan”), and

(ii)	Facility B (“Facility B”), which is a loan in the amount of EUR 9,105.000 (“Facility B Loan”) fully refinanced by Oesterreichische Kontrollbank Aktiengesellschaff (“OeKB”), consisting of Tranche I in the amount of EUR 2,731,500 (“Tranche I”) and Tranche II in the amount of EUR 6,373,500 (“Tranche II”).

2.	PURPOSE

2.1	The Borrower shall apply all amounts borrowed under Facility A in paying debts towards the Lender as presently shown on the Borrower’s account no. 1-00.640.763 with the Lender.

2.2	The Borrower shall apply all amounts borrowed under Facility B in re-financing its indirect acquisition of and continued investment in shares in the following companies through the Borrower’s ownership interest in Zentraleuropa LPG Holding GmbH (an Austrian joint venture holding company):

(i)	CESKY PLYN K.S., Czech Republic;

(ii)	PROGAS S.R.O., Slovakia;

(iii)	PROGAS EUROGAZ SP.Z.O.O., Poland

(iv)	EUROGAZ S.R.L, Romania;

(v)	PROGAS S.A.; Romania;

(vi)	THERMOFARM KFT, Hungary.

2.3	Except for its undertakings in clause 4.2, the Lender is not bound to monitor or verify the application of any amount borrowed under this Agreement.

3.	CONDITIONS OF UTILIZATION

3.1	The Borrower may not deliver a utilization request for the drawing of the Loan unless the following conditions precedent have been fulfilled:

(i)	This Agreement has been duly executed and come into full force and effect; and

Loan Offer	page 2

(ii)	the guarantee agreement referred to in clause 11.1 (i) (the “Guarantee Agreement”) and the share pledge agreement referred to in clause 11.1 (ii) (the Pledge Agreement”) have been duly signed and come into full force and effect; and

(iii)	the security rights and interest of the Lender under the Guarantee Agreement and the Pledge Agreement (collectively the “Security Agreements”) have been created and perfected in a valid, binding and enforceable manner; and

(iv)	the representations and warranties set forth in clause 9.1 are true and correct; and

(v)	no event or circumstance as specified in clause 12.1 (a “Default”), which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an event of default as defined in clause 12.1 (an “Event of Default”), has occurred or threatens to occur; and

(vi)	the Lender has received the documents and other evidence listed in schedule 1, and it has found such documents in form and substance acceptable and satisfactory to it; and

(vii)	an agreement between the Lender and OeKB for the refinancing of utilizations under Facility B (the “OeKB Refinancing Agreement”) has been duly executed and come into full force and effect; and

(viii)	the Lender has received from OeKB all funds under the OeKB Refinancing Agreement; and

(ix)	the commitment by OeKB no. 23.765 dated 8 June 2006 to guarantee bills of exchange by “aval” in the amount of EUR 9,105,000 (the “OeKB Commitment”; this Agreement, the Security Agreements, and the OeKB Commitment are hereinafter collectively referred to as the “Finance Documents”) has been duly executed and come into full force and effect; and

(x)	the Lender has received two (2) bills of exchange issued by the Lender, drawn on and accepted by the Borrower, and guaranteed by OeKB pursuant to the OeKB Commitment, one in the amount of EUR 2,731,500 due on 31 March 2008, and the other in the amount of EUR 6,373,500 due on 31 August 2011; and

(xi)	the Lender has received evidence that the agreements regarding the acquisition of shares as referred to in clause 2.2 have been duly executed and come into full force and effect, and that the acquisition price in an aggregate amount of at least EUR 9,105,000 has been paid there under by the Borrower.

Loan Offer	page 3

4.	UTILIZATION, DISBURSEMENT

4.1	The Borrower may utilize the Loan in EURO by delivery to the Lender of a duly completed utilization request in the form of schedule 2 to be received by the Lender no later than 11 a.m. (Vienna time) on the day falling three (3) Business Days (as defined in the second paragraph of this clause 4.1) before the proposed disbursement date. Only one (1) utilization request may be delivered under this Agreement, the proposed Loan amount has to be EURO 48,000,000.00 (forty eight million), and the proposed disbursement date must not be later than 31 July 2006. The utilization request shall be irrevocable.

Under this Agreement, a Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Vienna/Austria, and which is (in relation to any date for payment or purchase of EURO) a TARGET Day (“TARGET” meaning Trans-European Automated Real-time Gross Settlement Express Transfer payment system).

4.2	Subject to the terms of this Agreement, the Lender shall disburse to the Borrower the Loan amount on the disbursement date as proposed by the Borrower in its utilization request by transfer to the account no. 1-00.640.763 held by the Borrower with the Lender.

5.	REPAYMENT, PREPAYMENT

5.1	The Borrower shall repay the outstanding Loan as follows:

(i)	The Facility A Loan shall be repaid pursuant to the following repayment schedule:

on (each a “Repayment Date”) an amount of (each a “Repayment Amount”)

31 March 2007	EURO	3,000,000.00
30 September 2007	EURO	3,000,000.00
31 March 2008	EURO	268,500.00
30 September 2008	EURO	3,000,000.00
31 March 2009	EURO	3,000,000.00
30 September 2009	EURO	3,000,000.00
31 March 2010	EURO	3,000,000.00
30 September 2010	EURO	3,000,000.00
31 March 2011	EURO	3,000,000.00
30 September 2011	EURO	14,626,500.00

(ii)	As regards the Facility B Loan, Tranche I shall be repaid in one installment on 31 March 2008, and Tranche II shall be repaid in one installment on 31 August 2011 (each a “Repayment Date”).

Loan Offer	page 4

5.2	In addition to the repayments set forth in clause 5.1 (each a “Repayment”), the Borrower may prepay without penalty (other than Break Costs, if applicable pursuant to clause 7.4) the whole or any part of the outstanding Facility A Loan, provided that

(i)	such prepayment (the “Prepayment”) can only be made on a Repayment Date after 30 September 2009; and

(ii)	the Prepayment amount is EURO 5,000,000.00 (five million), a multiple thereof or the entire outstanding Loan; and

(iii)	the Prepayment has been notified by the Borrower to the Lender no later than ten (10) Business Days before the Repayment Date on which it is made; and

(iv)	the Prepayment is financed by and made from funds freely available to the Borrower, which it has received in form of equity contributions or intercompany loans from any of its direct or indirect shareholders or affiliates.

Each Prepayment shall be fully applied in reverse chronological order towards the Repayments as set forth in clause 5.1 (i).

5.3	In addition to the repayment dates set out in clause 5.1 (i) the Borrower may prepay without penalty the whole or any part of the outstanding Facility B Loan subject to the following:

(i)	the Borrower shall – according to the terms of the OeKB Refinancing Agreement – give a month’s prior notice; and

(ii)	the Borrower shall reimburse the Lender the OeKB Breakage Costs, if any. For the purpose of this clause, “OeKB Breakage Costs” means the cost demanded by OeKB from the Lender in relation to the refinancing of the Facility B Loan as a result of any such prepayment made by the Borrower under this Agreement including in particular costs and losses in connection with a re-arrangement of and amendment to funding agreements between the Lender and OeKB.

(iii)	Each Prepayment shall be fully applied towards the Repayments in the order determined by OeKB in its discretion.

5.4	The Borrower may not re-borrow any amount repaid or prepaid under this Agreement.

Loan Offer	page 5

6.	INTEREST

6.1	As regards Facility A, each interest period shall be a period of one (1), two (2), three (3), six (6) or twelve (12) months as selected by the Borrower, provided that

(i)	the first interest period shall commence on (and include) the day on which the Loan amount is disbursed, and it shall end on (and include) the last day of the calendar month in which the Loan amount is disbursed; and

(ii)	each Repayment Date has to be the last day of an interest period; and

(iii)	the last interest period shall end on 30 September 2011.

For each interest period, the Borrower shall provide the Lender with a duly completed selection notice in the form of schedule 3 to be received by the Lender no later than 11:00 a.m. (Vienna time) on the day falling three (3) Business Days before the first day of such interest period, failing which the respective interest period shall be one (1) month.

6.2	As regards Facility B, each calendar quarter shall be an interest period, provided that

(i)	the first interest period shall commence on (and include) the day on which the Loan amount is disbursed, and it shall end on (and include) the last day of the calendar quarter in which the Loan amount is disbursed; and

(ii)	the last interest period for Tranche I shall end on 31 March 2008; and

(iii)	the last interest period for Tranche II shall end on 31 August 2011.

6.3	The rate of interest for each interest period shall be:

(i)	on the outstanding Facility A portion of the Loan the percentage rate per annum which is the aggregate of:

(a)	The applicable EURIBOR (as defined in clause 6.4); and

(b)	the applicable Margin (as defined in clause 6.5); and

(c)	the applicable Mandatory Cost, if any, being the percentage rate per annum calculated by the Lender in accordance with schedule 4.

Loan Offer	page 6

(ii)	on the outstanding Facility B portion of the Loan the percentage rate per annum which is the aggregate of:

(a)	The OeKB Floating Export Finance Rate (as defined below) in respect of Tranche I, or the OeKB Fixed Export Finance Rate (as defined below) in respect of Tranche II; and

(b)	the applicable Margin (as defined in clause 6.5); and

(c)	the applicable Mandatory Cost, if any, being the percentage rate per annum calculated by the Lender in accordance with schedule 4.

“OeKB Floating Export Finance Rate” means the interest rate designated by OeKB as valid and applicable floating interest rate for the relevant, specific calendar quarter and appearing on OeKB’s internet homepage under www.oekb.at, or such other page as OeKB may specify from time to time, minus fifty (50) basis points per annum.

“OeKB Fixed Export Finance Rate” means the interest rate designated by OeKB as valid and applicable fixed interest rate for a refinancing granted during the relevant, specific calendar quarter and applicable for the term of such refinancing and appearing on OeKB’s internet homepage under www.oekb.at, or such other page as OeKB may specify from time to time, minus fifty (50) basis points per annum, which rate is, for the avoidance of doubt, 2.50% p.a.

6.4	“EURIBOR” means:

(i)	the rate per annum (rounded up to three decimal places) for deposits in EURO for a term comparable to the relevant interest period which appears on the Reuters page “EURIBOR 01” (or any successor to such page) published or reported by REUTERS or such other electronic information service as selected by the Lender; or

(ii)	if no such rate is then available, the rate which is determined by the Lender to be the arithmetic mean (rounded up to three decimal places) of the rates per annum for such deposits in EURO offered by three major banks on the European interbank market selected by the Lender, at or about 11 a.m. (Vienna time) on the second TARGET Day before the commencement of the respective interest period.

Loan Offer	page 7

6.5	The applicable Margin depends on certain financial ratios of UGI Corporation (on a consolidated basis) as defined in schedule 5 (individually a “Ratio” and collectively the “Ratios”) as follows:

Scenario	Financial Ratios of UGI Corporation *)	Applicable Margin
1)	RoA >= 12.0 DAP <= 2.5 ER >= 33.0	0.52%

2)	12.0 > RoA>= 9.25 2.5 < DAP <= 4.0 33.0 > ER >= 23.0	0.67%

3)	9.25 > RoA >= 7.5 4.0 < DAP <= 5.5 23.0 >ER >= 15.0	0.95%

4)	RoA < 7.5 DAP > 5.5 ER < 15.0	1.45%

*)	“RoA” means Return on Assets (in %), “DAP” means Debt Amortization Period (in years), and “ER” means Equity Ratio as %.

The Ratios shall be calculated by the Lender in accordance with the terms set forth in schedule 5 on the basis of the consolidated financial statements of UGI Corporation to be provided pursuant to clause 10.1 (ii), beginning with the consolidated quarterly financial statements of UGI Corporation for the first calendar quarter of 2006. UGI Corporation may, at its discretion, provide its calculation of such Ratios together with the submission of the financial statements that are required to be submitted pursuant to clause 10.1 (ii). For the sake of clarification, however, it is hereby stated that only the calculation by the Lender is relevant for the purpose of this Agreement.

On the basis of such calculation made by it, the Lender shall fix the Margin on the basis of the weakest Ratio. To give an example: Even if only one Ratio falls within scenario 3 as set out in the above chart, the applicable Margin shall be 0.95%.

The Margin so fixed shall apply to all interest periods following the interest period in which the Lender has duly received the relevant consolidated financial statements of UGI Corporation until (and including) the interest period in which the Lender duly receives the next relevant consolidated financial statements of UGI Corporation in accordance with clause 10.1 (ii). In the event that the Lender does not duly receive consolidated financial statements of UGI Corporation in accordance with clause 10.1 (ii) for any reason whatsoever, a Margin of 1.45% shall apply to all interest periods following the interest period in which the Lender failed to duly receive the relevant consolidated financial statements of UGI Corporation until (and including) the interest period in which the Lender actually receives such consolidated financial statements of UGI Corporation.

For the sake of clarification it is hereby stated that no reduction of the applicable Margin will preclude a later increase of the applicable Margin in accordance with the terms of this clause, and vice versa.

Loan Offer	page 8

6.6	Interest shall be calculated for each interest period from the outstanding Loan amount (not taking into account any Loan amounts repaid or prepaid on the last day of such interest period) on the basis of actual number of days elapsed in a year of 360 days.

6.7	Interest shall be paid by the Borrower to the Lender for each portion of the Loan and associated interest period on the last day of the same interest period.

7.	FEE, COSTS AND EXPENSES, INDEMNITIES

7.1	Upon the acceptance by the Lender of the present offer to enter into this Agreement the Borrower shall pay the Lender an up-front fee in the amount of EURO 95,000.00 (ninety-five thousand) flat.

7.2	The Borrower shall bear and pay all costs of the legal opinions mentioned in schedule 1. Furthermore, the Borrower shall bear, and it shall pay the Lender within seven (7) Business Days of demand by the Lender, all reasonable out of pocket costs and expenses of whatever nature incurred by the Lender, after the acceptance by the Lender of the present offer to enter into this Agreement, in connection with the implementation of this Agreement including, without limitation, costs and expenses arising in connection with the preservation, protection or enforcement of the Lender’s rights under this Agreement. Moreover, the Borrower shall bear, and it shall pay the Lender within seven (7) Business Days of demand by the Lender, any taxes or duties of whatever nature incurred by the Lender in connection with any of the Finance Documents including, without limitation, taxes or duties arising under the Austrian Duties Act (österreichisches Gebührengesetz).

7.3	The Borrower shall, within seven (7) days of demand by the Lender, reimburse the Lender for any incremental costs incurred by the Lender, after the acceptance by the Lender of the present offer to enter into this Agreement, in connection with the making or maintaining of, or the commitment to make, the Loan which result from the introduction of, or any change in, any applicable law or other legal regulation, or any change in the interpretation or application thereof by any governmental or regulatory authority charged with the administration thereof. The Borrower shall not be required to reimburse the Lender for increased costs attributable to any change in the rate of tax on the general income of Lender, or amounts the Lender has been compensated for pursuant to clause 8.2.

If the Borrower is required by the Lender to pay any incremental costs under the first paragraph of this clause 7.3, the Borrower may whilst the relevant circumstances continue, without prejudice to its obligations under the first paragraph of this clause 7.3, prepay the entire outstanding Loan on any Repayment Date without prepayment penalty (other than Break Costs, if applicable pursuant to clause 7.4), provided that such Prepayment has been

Loan Offer	page 9

notified by the Borrower to the Lender no later than ten (10) Business Days before the Repayment Date on which it is made.

7.4	The Borrower shall, within seven (7) Business Days of demand by the Lender, pay the Lender its Break Costs (as defined in the second paragraph of this clause 7.4) attributable to all or any part of a Loan being paid to the Lender on a day other than a Repayment Date for that Loan, or attributable to all or any part of an Unpaid Sum (meaning any sum due but unpaid to the Lender under or in connection with the Finance Documents) being paid to the Lender on a day other than the due date of such Unpaid Sum.

“Break Costs” means

the amount (if any) by which:

(i)	the interest which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the then current Interest Period in respect of that Loan or Unpaid Sum, had the Loan amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the Loan amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the then current Interest Period.

7.5	Notwithstanding, and without prejudice to, any other rights and claims of the Lender, the Borrower shall, within seven (7) Business Days of demand by the Lender, indemnify the Lender against any cost, loss or liability reasonably incurred by the Lender as a result of:

(i)	the occurrence of any Event of Default; and/or

(ii)	a failure by the Borrower to comply with any of its obligations under or in connection with this Agreement; and/or

(iii)	funding, or making arrangements to fund, any Loan requested by the Borrower but not made by reason of the operation of any provisions of this Agreement (other than by reason of default or negligence by that Lender alone); and/or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of Prepayment given by the Borrower.

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7.6	The Borrower shall promptly, by latest within seven (7) Business Days of demand by the Lender, pay the Lender the amount of all costs and expenses payable by the Lender to OeKB in connection with the OeKB Refinancing Agreement and/or the OeKB Commitment.

7.7	The Borrower shall pay when due all amounts payable by it to OeKB in connection with the OeKB Commitment. As at the date of the present offer to enter into this Agreement, the Borrower has to pay OeKB for each calendar quarter in advance a fee for the OeKB Commitment (Wechselbürgschaftsentgelt) at a rate of 0.2% (zero point two percent) per annum calculated on the outstanding amount under Facility B at the beginning of each calendar quarter. The first payment of the fee will be calculated from the date of the drawdown of the Facility B Loan until the end of the calendar quarter in which the drawdown was made.

8.	PAYMENTS

8.1	All payments due from the Borrower under this Agreement shall be

(i)	debited by the Lender with value of the relevant due date to the account no. 1-00.640.763 held by the Borrower with the Lender, and

(ii)	made by the Borrower no later than 11:00 a.m. (Vienna time) on the relevant due date by transfer to the same account.

Payment shall be made in EURO for value on the due date, and it shall be made in full without any withholding or other deduction of any kind or nature (whether in respect of set-off, counterclaim, taxes, duties, charges or otherwise whatsoever).

8.2	If the Borrower is required by law or otherwise to make any withholding or other deduction whatsoever in respect of any amount due under this Agreement, and the Borrower makes such deduction, the Borrower shall increase the sum payable to the Lender in respect of which such deduction was made to the extent necessary to ensure that, after making such deduction, the Lender receives and retains (free from any liability in respect of any such deduction) a net sum equal to the sum which it would have received and so retained had no such deduction been made by the Borrower.

8.3

If, as a result of a payment made by the Borrower under clause 8.2, the Lender has received or been granted a credit against or remission for or deduction or relief from or in respect of any tax payable by it, which is both identifiable and quantifiable by the Lender without requiring it to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, a “Saving”), the Lender shall, to the extent it can do so without prejudice to the retention of the relevant Saving and subject to the Borrower’s obligation to repay promptly on demand by the Lender

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the amount to the Lender if the relevant Saving is subsequently disallowed or cancelled, reimburse the Borrower promptly after receipt of such Saving by the Lender with such amount.

8.4	Any sum due to be paid under this Agreement on a day which is not a Business Day shall be paid on the last preceding Business Day.

8.5	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, the Borrower shall pay default interest on such overdue amount from (and including) the due date up to (and including) the date of actual payment at a rate of three (3) per cent per annum. Default interest shall be paid in addition to interest payable under clause 6. Default interest shall be immediately payable by the Borrower on demand by the Lender. Default interest (if unpaid) arising on an overdue amount will be compounded with such overdue amount at the end of each interest period applicable to that overdue amount but will remain immediately due and payable. Default interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

9.	REPRESENTATIONS AND WARRANTIES

9.1	The Borrower represents and warrants to the Lender that:

(i)	The Borrower is a company duly established and validly existing under the laws of Austria having its corporate seat and head office in Austria;

(ii)	The Borrower has the corporate power to own its assets and to carry on its business as it is being conducted;

(iii)	the Borrower has the corporate power to enter into this Agreement and to perform its obligations hereunder, and all necessary action to authorize its entry into this Agreement and its performance hereof has been duly taken;

(iv)	each of the Finance Documents is a legal, valid and binding agreement enforceable in accordance with its terms, and the security rights and interest of the Lender under the Security Agreements are legal, valid and binding security rights and interest enforceable in accordance with their terms;

(v)	the Borrower has taken no corporate action, and no other steps or legal proceedings have been started or, to the best of the Borrower’s knowledge, threatened against it, for its winding-up, dissolution, administration or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of all or any material part of its assets or revenues;

(vi)	no Default has occurred or will occur as a result of making the Loan, and the Borrower is not in breach or in default under any agreement or other

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instrument to which it is a party or which is binding on it (or any of its assets) to an extent or in a manner which would be reasonably likely to have a material adverse effect on it;

(vii)	no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has been started or, to the best of the Borrower’s knowledge, threatened against the Borrower which, if adversely determined, would be reasonably likely to have a material adverse effect on the Borrower;

(viii)	to the best of the Borrower’s knowledge, all information supplied by the Borrower or any of its direct or indirect shareholders to the Lender in connection with this Agreement is true, complete and accurate in all material respects;

(ix)	the Borrower’s entering into this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not conflict with any material agreement or material obligation to which the Borrower is a party or which is binding upon it or any of its assets, or conflict with its constitutive documents and internal rules and regulations;

(x)	the Borrower is not and will not be insolvent in terms of the Austrian Insolvency Codes (Ausgleichs- und Konkursordnung);

(xi)	the Borrower is and will remain a company fully owned and controlled, either directly or indirectly, by UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406, USA (“UGI Corporation”); and

(xii)	the payment obligations of the Borrower under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.

9.2	The representations and warranties set out in clause 9.1 are deemed to be repeated by the Borrower (by reference to the facts and circumstances then existing) on each day from the entry into this Agreement to and including the day on which the Finance Documents are terminated and all rights and claims of the Lender under or in connection with the Finance Documents are duly fulfilled.

10.	COVENANTS AND UNDERTAKINGS

10.1	The Borrower covenants and undertakes, from the entry into this Agreement to and including the day on which the Finance Documents are terminated and all rights and claims of the Lender under or in connection with the Finance Documents are duly fulfilled, that:

(i)	the Borrower shall provide to the Lender such information in relation to its business, operations and financial position as the Lender may reasonably require;

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(ii)	the Borrower shall provide, or cause UGI Corporation to provide, the Lender with copies of the audited consolidated financial statements of UGI Corporation within ninety (90) days after the end of the period for which they have been prepared, and copies of the unaudited quarterly consolidated financial statements of UGI Corporation within forty-five (45) days after the end of the period for which they have been prepared;

(iii)	the Borrower shall notify the Lender of the occurrence of any Default and/or Event of Default;

(iv)	the Borrower shall take out and maintain, or ensure that any of its affiliates takes out and maintains, insurance cover over the Borrower’s assets and other appropriate insurance cover including, but not limited to insurance cover for interruption of business and general liability, of a type and in an amount which is consistent with good business practice;

(v)	the Borrower shall ensure that its obligations under this Agreement do and will always rank at least pari passu with its other secured and unsecured obligations, other than obligations to creditors having preference as a matter of mandatory law and other than obligations which already exist and have preference when this Agreement is concluded; as regards the latter obligations, the Borrower shall use reasonable best efforts to provide promptly that such obligations having a material adverse impact on its ability to comply with the terms of this Agreement will have no preference in respect of its obligations under this Agreement;

(vi)	the Borrower shall not create or permit to exist any collateral or security interest in favor of one or more third parties on the whole or any part of its present or future property, assets or revenues, without the prior written consent of the Lender which shall not be unreasonably withheld. The provision in the first sentence of this clause 10.1 (vi) shall not apply in respect of collateral or security interest created in the ordinary course of business, provided that such collateral or security interest has no material negative impact on the Borrower’s ability to perform under this Agreement;

(vii)

the Borrower shall not, without the prior written consent of the Lender which shall not be unreasonably withheld, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its property or assets. The provision in the first sentence of this clause 10.1 (vii) shall not apply in respect of dispositions in the ordinary course of business, provided that such dispositions have no

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negative impact on the Borrower’s ability to perform under this Agreement;

(viii)	other than

(a)	intercompany loans in favor of the Borrower’s subsidiaries (including, without limitation, Progas Austria) and the existing loan in the amount of EUR 11,407,482 granted by the Borrower to UGI France, Inc. (now known as UGI Europe, Inc.), and

(b)	the Borrower’s undertakings set forth in that certain shareholders’ agreement regarding Zentraleuropa LPG Holding GmbH (as presented by the Borrower to the Lender prior to the entry into this Agreement) so long as the Borrower holds and controls a share of at least 50% in Zentraleuropa LPG Holding GmbH, the Borrower shall not make any loans or grant any credit or other financing of any kind to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of the obligations of any other person, except within the ordinary course of business, or with the prior written consent of the Lender not to be unreasonably withheld, provided always that such loans, credits, other financings or liabilities have no material negative impact on the Borrower’s ability to perform under this Agreement;

(ix)	the Borrower hereby irrevocably grants a right of first refusal for any and all of its present and future lending transactions in favor of the Lender. It is understood that the Borrower shall have the right to solicit offers from other banks in respect of such transactions. However, the Lender shall have the right to enter into any or all of such transactions, and to provide all related services, at competitive market conditions, if among the banks , making offers, the Lender’s offer is at least as competitive as the best offer made among the other banks. It is understood that the Borrower shall not accept a Lender’s offer not made at competitive market conditions;

(x)	the Borrower shall promptly upon demand by the Lender provide, or cause UGI Corporation to provide, the Lender with any and all documents and other information regarding the Borrower or any of the companies mentioned in clause 2.2(i) to (vi), which OeKB may request, and/or which have to be furnished by the Lender to OeKB, in connection with the OeKB Refinancing Agreement and/or the OeKB Commitment; and

(xi)	the Borrower shall promptly inform the Lender about any and all changes regarding the share quota held by it indirectly in any of the companies mentioned in clause 2.2(i) to (vi), or regarding the purpose of its acquiring or holding of a share in any of such companies.

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11.	SECURITY

11.1	As security for all present and future rights and claims of the Lender under or in connection with this Agreement the following shall apply:

(i)	Under a separate guarantee agreement in form and substance satisfactory to the Lender (the “Guarantee Agreement”), UGI Corporation issues a guarantee in favor of the Lender according to Section 1357 of the Austrian Civil Code (§ 1357 ABGB); and

(ii)	under a separate pledge agreement in form and substance satisfactory to the Lender, Eastfield International Holdings, Inc. grants the Lender a first priority pledge over all shares in the Borrower.

12.	DEFAULT

12.1	In the event that:

(i)	the Borrower defaults in the payment on the due date of any amount due and payable to the Lender under this Agreement and/or under any other present or future agreement for more than five days; or

(ii)	the Borrower is in material breach of any of the terms and conditions of this Agreement and/or any other present or future agreement with the Lender (other than those referred to in clause 12.1(i)) and, in the case of a breach that is capable of remedy, such breach is not remedied within thirty days after the occurrence of such breach; or

(iii)	any of the representations or warranties of the Borrower under this Agreement, or any of the opinions expressed in the legal opinion mentioned in schedule 1, proves to be or becomes incorrect, or any certificate, statement or notice issued to the Lender in connection with this Agreement proves to be or becomes incorrect in a material respect; or

(iv)	a material adverse change in the economic situation of the Borrower occurs or threatens to occur; or

(v)	any of the following Ratios (as defined in and calculated according to clause 6.5) is achieved:

(a)	the Return on Assets is lower than 6,50% (six point five percent), or

(b)	the Debt Amortization Period is equal to or longer than 6,75 (six point seventy five) years, or

(c)	the Equity Ratio is lower than 15,00% (fifteen percent);

(each an Event of Default), the Lender shall at any time be entitled to terminate this Agreement (whereupon this Agreement shall be terminated with immediate effect), and/or to declare, in whole or in part, any amount(s) outstanding to it under or in

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connection with this Agreement due and payable (whereupon the respective amounts shall become due and payable with immediate effect).

12.2	If, as a result of any change in GAAP (as defined in the last paragraph of this clause 12.2) after the entry into this Agreement, a change of the scenario set out on the chart under clause 6.5 (the “Scenario”) - either an upward change (for example from Scenario 3 to Scenario 2) or a downward change (for example from Scenario 2 to Scenario 3) shall have occurred or in the opinion of UGI would be likely to occur, which change would not have occurred or would not have been likely to occur had no change in GAAP taken place:

(i)	such change of Scenario shall not be considered to constitute an Event of Default or potential Event of Default, and

(ii)	in the event of either an upward or downward change of Scenario; the Borrower shall provide the Lender with a detailed calculation based upon (a) GAAP prior to the change and (b) GAAP after the change, with a reasonable explanation for the differences, and

(iii)	the parties shall negotiate in good faith an amendment to this Agreement which shall approximate to the extent possible the economic effect of the original Ratios taking into account such change in GAAP.

If the parties do not agree on such amendment within sixty (60) days from the date on which the Borrower first notifies the Lender of such change in GAAP, the Borrower shall have the option of (i) prepaying in full the Loan and all other amounts outstanding under or in connection with this Agreement, or (ii) for purposes of this Agreement, continuing to apply GAAP as in effect prior to such change in GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect at the time of any particular computation or determination or as of the date of the relevant financial statements, as the case may be.

12.3	The Ordinary Income (as defined in Schedule 5) for any period shall be adjusted by the addition of the Ordinary Income of any acquisition made during that period as if such acquisition had occurred on the first day of the period. At the request of the Lender, the Borrower shall provide supporting documents reasonably satisfactory to the Lender relating to the Ordinary Income of the acquisition.

12.4	Should a change of Scenario occur because of a change in the Equity Ratio that results from an acquisition financed with debt,

(i)	the Borrower shall have sixty (60) days from the date of the acquisition to cure the cause (or have UGI Corporation cure the cause) of such a change in Scenario, and

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(ii)	the Borrower shall immediately provide (or have UGI Corporation provide) reasonable evidence that a cure is possible within the 60 day period, and

(iii)	within 30 days of completing an acquisition that would, in its opinion, cause such a change in Scenario, the Borrower shall provide (or have UGI Corporation provide) a reasonable explanation of the acquisition and a detailed calculation of the Equity Ratio as of the date of the acquisition, and,

(iv)	upon curing the cause of such a change of Scenario, the Borrower shall provide (or have UGI Corporation provide) a reasonable explanation of the cure and a detailed calculation of the Equity Ratio that reflects the cure.

13.	MISCELLANEOUS

13.1	If any of the provisions of this Agreement are or become invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.2	Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered by mail, fax, courier or email to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing.

13.3	The Borrower may not assign, pledge or dispose otherwise of any of its rights or claims under or in connection with this Agreement without the prior written consent of the Lender.

13.4	The Lender may grant participations, and/or assign or transfer any or all of its rights or claims under or in connection with this Agreement, to other financial institutions with the prior written consent of the Borrower only, which consent shall not be unreasonably withheld. Such consent, however, shall not be required for the granting of participations, nor for any assignment or transfer, to OeKB (with respect to Facility B only) or any members of the Raiffeisen Banking Group.

13.5	No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

13.6

The Borrower hereby irrevocably agrees to the electronic processing of all information and data concerning the Borrower and/or any of its affiliated companies which become known to the Lender in the course of the business

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relationship with the Borrower or any of its affiliated companies, and to the disclosure and forwarding of such information and data (except information and data regarding confidential know-how of the Borrower or any of its affiliates as well as confidential business or financial information explicitly identified by the Borrower in writing as being confidential as required by any law or legal regulation applicable to the Borrower or to any of its affiliates) within the internal organization of the Lender as well as to any domestic or foreign member companies of the Raiffeisen Banking Group and any (potential) parties of syndication or risk participation or security agreements. Prior to releasing any information or data to other parties (including companies of the Raiffeisen Banking Group) provided by the Borrower, the Lender shall enter into a written confidentiality agreement with the recipient of such information or data requiring it to maintain the confidentiality of the information or data, whereby such recipient shall be entitled to electronically process the information or data for internal use.

13.7	All present and future obligations under or in connection with this Agreement have to be fulfilled at the Lender’s premises at Am Stadtpark 9, 1030 Vienna.

13.8	In addition to the terms of this Agreement, the General Terms and Conditions (Version 2001) of the Lender shall apply subsidiarily.

13.9	This Agreement shall be governed by and construed in accordance with the Austrian law.

13.10	Any dispute, controversy or claim arising out of or in connection with this Agreement shall non exclusively be settled by the competent commercial court of Vienna.

UNQUOTE

The present offer shall be irrevocably valid and binding until 31 July 2006. You can accept this offer by debiting our account no. 1-00.640.763 with the up-front fee mentioned in clause 7.1. You are hereby irrevocably authorized to make such debit entry. Upon such debit entry only, the present offer shall be validly accepted irrespective of whether and when we will be informed of your acceptance.

Kind regards

Flaga GmbH

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Schedule 1	List of Condition Precedent Documents
Schedule 2	Form of Utilization Request
Schedule 3	Form of Selection Notice
Schedule 4	Mandatory Cost Formulae
Schedule 5	Definition of Ratios

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SCHEDULE 1

Condition Precedent Documents

1.	A duly executed original of each Finance Document.

2.	the OeKB Refinancing Agreement

3.	A copy of the constitutional documents of the Borrower, the Guarantor and the Pledgor (individually also an “Obligor”).

4.	An extract of the commercial (or equivalent) register of each Obligor.

5.	A copy of a resolution of the directors, the board of directors or any other relevant board, body or person of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which an Obligor is a party and resolving to execute the Finance Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents, notices and other communication (including, without limitation, any Utilization Request and Selection Notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

6.	A specimen of the signature of each person authorized by the resolution referred to in point 5(iii) above.

7.	A certificate provided by an authorized signatory of the relevant Obligor certifying that each copy document relating to it specified in this schedule 1 is true and correct, complete and in full force and effect as at a date no earlier than the entry into this Agreement.

8.	A duly executed original of a letter from the process agent referred to in clause 13 of the Guarantee Agreement and in clause 8.7 of the pledge

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agreement confirming that it has been appointed by the relevant Obligor and that it has accepted such appointment.

9.	A duly executed original of a legal opinion by Morgan Lewis & Bockius LLP, Philadelphia, USA, in respect of the Guarantee Agreement and the Pledge Agreement.

10.	Any other document or evidence the Lender may reasonably require.

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SCHEDULE 2

Form of Utilization Request

From: [Borrower]

To [Lender]

Date:

Ladies and Gentlemen,

1.	We hereby request you to make the following transfer:

From our account No.: [    ]

To our account No: [    ]

Amount: EURO 48,000,000.00

On (value date): [    ]

Second interest period for Facility A: [1/2/3/6/12] months

2.	We hereby confirm all conditions precedent in connection with such transfer are satisfied as of the date of this request.

3.	This request is irrevocable.

Best regards

Flaga GmbH

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SCHEDULE 3

Form of Selection Notice

From: [Borrower]

To [Lender]

Date:

Ladies and Gentlemen,

1.	We refer to our account No. [ ] with a current interest period ending on [ ].

2.	We hereby select that the next following interest period (meaning the interest period immediately following the current interest period) be [ ] month(s) ending on [ ].

3.	This selection is irrevocable.

Best regards

Flaga GmbH

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SCHEDULE 4

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the new requirements of any national bank (b) in either case, new requirements of any other authority which replaces all or any of its functions, (c) the new requirements of the European Central Bank (in this Clause 1, “new requirements” means requirements introduced and coming into force after the Date of this Agreement).

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (hereinafter referred to as the “Additional Cost Rate”) in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Lender as a weighted average of the Lender’s Additional Cost Rates and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for the Lender will be the percentage notified by the Lender as the cost of complying with the minimum reserve requirements of the Austrian National Bank and/or any other authorities referred to in Clause 1 above.

4.	Any determination by the Lender pursuant to this schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

5.	The Lender may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Austrian National Bank and/or any other authorities referred to in Clause 1 above, and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

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SCHEDULE 5

Definition of Ratios

Equity Ratio as % of total assets means Total Equity divided by Average Adjusted Total Assets.

Return on Assets means Ordinary Income divided by Average Adjusted Total Assets.

Debt Amortization Period means Net Debt divided by EBTDA.

whereas the meaning of capitalized terms shall be as follows:

TOTAL EQUITY means Total Stockholders’ Equity according to quarterly/annual report plus Minority Interests.

AVERAGE ADJUSTED TOTAL ASSETS means the sum of Total Assets according to quarterly/annual report for each of the past four (4) financial quarters divided by four (4).

ORDINARY INCOME means operating income according to quarterly/annual reports.

EBTDA means Ordinary Income plus Depreciation and Amortization minus Interest Expense.

NET DEBT means Current Maturities of Long Term Debt plus Bank Loans plus Long Term Debt (altogether “INTEREST-BEARING LIABILITIES”) minus Cash and cash equivalents minus Short-term investments.

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